Exhibit 99.02
Diamond Foods Reports Fiscal 2006 Fourth Quarter and Fiscal Year Results Reflecting Strong Progress Towards Long-Term Goals
•	Net sales and Non-GAAP EPS at upper end of guidance range
•	Snack sales total $41 million for year, Emerald product line sales increase 60% to over $34 million
•	Announces fiscal 2007 annual outlook
•	Conference Call Today at 4:30 p.m. Eastern Time
STOCKTON, Calif., September 20, 2006— Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products under the Diamond of California, Emerald and Harmony brands, today reported financial results for its fiscal 2006 fourth quarter and full year ended July 31, 2006.
For the three months ended July 31, 2006, net sales were $107.2 million, GAAP diluted earnings per share (EPS) was $0.21 and non-GAAP diluted EPS was $0.16. For the year ended July 31, 2006, net sales were $477.2 million, GAAP diluted EPS was $0.47 and non-GAAP diluted EPS was $0.61. Non-GAAP EPS excludes: a previously disclosed one time charge to cost of sales in the first quarter resulting from Diamond’s conversion from a cooperative to a public company; stock-based compensation expense; restructuring and contract termination expenses; and certain tax credits (and related professional service fees related to the tax credits). Further details are provided below under the heading “About Diamond’s Supplemental and Non-GAAP Financial Measures.” EPS is not presented for the comparable 2005 periods since the Company was a cooperative association consisting only of member interests and there were no shares outstanding prior to Diamond’s July 2005 initial public offering.
“We achieved the upper end of our guidance for net sales and non-GAAP EPS,” said Michael J. Mendes, President and CEO. “Furthermore, we shipped $16.6 million of snack products during the fourth quarter, including $9.9 million of Emerald products, and as a result, our total Emerald sales for the year exceeded $34 million. We are very excited by the opportunities presented by the Harmony acquisition and our integration activities are on track to meet or exceed our expectations. Finally, we have begun to roll out the Emerald trail mix products nationally, have introduced Emerald Smoked almonds and have developed several new Emerald packaging configurations including package sizes specifically targeted to the convenience and club store channels.”
Recent Financial and Corporate Development Highlights
•	Completed the sale of Diamond’s Lemont, Illinois facility for approximately $3 million, which is expected to result in a gain of approximately $1 million in the first quarter of fiscal 2007;
•	Introduced Emerald Smoked almonds and began the national rollout of the Emerald trail mix products; and
•	Began the process to terminate the Company’s administrative pension plan, which will result in cost savings beginning in the second half of fiscal 2007. The Company expects to record a one-time charge to operations of approximately $3 million in fiscal 2007 as a result of this termination.
Fiscal 2007 Outlook and Long-Term Goals
Diamond is presenting the following outlook for its fiscal year ending July 31, 2007: total revenue growth of 8% to 10%; GAAP EPS of $0.43 to $0.48; and non-GAAP EPS of $0.50 to $0.55. Non-GAAP EPS excludes the impact of 1) a one-time charge to terminate the Company’s administrative pension plan estimated to be approximately $3 million or $0.11 per share and 2) a gain from the sale of the Company’s Lemont, Illinois facility of approximately

$1 million or $0.04 per share. Non-GAAP EPS includes stock based compensation expense. The fiscal 2007 outlook reflects the following:
•	Total snack sales of $80 million;
•	North American Retail sales growth of approximately 15%;
•	Gross margins for the year of approximately 15%;
•	Stock based compensation expense of $0.19 to $0.21 per share; and
•	Expected effective tax rate of 42%.
A reconciliation of non-GAAP EPS to GAAP EPS for 2006 and the 2007 outlook is presented below:

	2006	2007 Outlook
	Actual	Low end	High end
Net sales	$477,205	$515,400	$525,000

GAAP EPS	$0.47	$0.43	$0.48
After tax effects of:
Impact of NRV accounting of inventories	0.10
Impact of other operating expenses	0.13
Impact of income tax credits and other tax adjustments	(0.23)
Impact of gain on sale of Lemont facility		(0.04)	(0.04)
Impact of pension termination expense		0.11	0.11

Non-GAAP EPS	$0.47	$0.50	$0.55

Non-GAAP EPS above for 2006 includes the impact of stock-based compensation for comparative purposes to the 2007 outlook.
Diamond reiterates its long-term goals of increasing net sales by an average of 8% to 10% per year over the next five years and expanding gross margins to at least 20% of net sales and operating margins to at least 10% of net sales within five years. This is expected to result in average EPS growth in excess of 15% per year.
Financial Results
Net sales for the three months ended July 31, 2006 increased 9.7%, including approximately $6.7 million of sales of Harmony products. North American Retail sales for the quarter increased 34.4% (17.6% excluding Harmony products). For the year ended July 31, 2006, net sales increased 3.2% and North American Retail sales increased 20.3% (17.3% excluding Harmony products).
Gross margin was 14.5% and 4.9% for the three months ended July 31, 2006 and 2005, respectively. Gross margin was 14.3% and 10.6% for the year ended July 31, 2006 and 2005, respectively. Gross margin per pound shipped was $0.46 and $0.36 for the three months and year ended July 31, 2006, compared to $0.12 and $0.22 for the three months and year ended July 31, 2005. (Gross margin data is presented on a non-GAAP and supplemental basis, as discussed below.)
Selling, general and administrative expense for the three months ended July 31, 2006 was $10.7 million compared to $8.1 million for the prior year comparable period. Selling, general and administrative expense as a percentage of net sales was 10.0% in 2006 compared to 8.3% in 2005. Selling, general and administrative expense for the three months ended July 31, 2006 included stock-based compensation charges of $1.2 million. There was no such charge in the prior year. Selling, general and administrative expense for the year ended July 31, 2006 was $37.0 million compared to $33.2 million for the prior year comparable period. Selling, general and administrative expense as a percentage of net sales was 7.8% in 2006 compared to 7.2% in 2005. Selling, general and administrative expense for the year ended

July 31, 2006 included stock-based compensation charges of $4.0 million. There was no such charge in the prior year.
Advertising expense for the three months ended July 31, 2006 was $1.7 million compared to $3.7 million for the prior year comparable period. Advertising expense for the year ended July 31, 2006 was $18.0 million compared to $22.2 million for the prior year comparable period.
Other operating expenses totaled $3.4 million for the three months and year ended July 31, 2006 and was comprised of 1) restructuring charges principally related to the closing of Diamond’s Lemont, Illinois facility and consolidation of operations in the Fishers, Indiana facility acquired in the Harmony transaction; 2) costs related to terminating two contracts, one with PG&E associated with Diamond’s cogeneration plant and one associated with a former distributor in Germany; and 3) professional service fees related to the identification of approximately $5.8 million of income tax credits as described below.
Net interest expense for the three months ended July 31, 2006 was $0.1 million compared to net interest expense of $1.2 million in the prior year comparable period. Net interest expense for the year ended July 31, 2006 was $0.3 million compared to net interest expense of $4.4 million in the prior year.
During the year ended July 31, 2006, Diamond recorded approximately $5.8 million of California Enterprise Zone tax credits. A portion of these credits will be carried back to prior years to obtain a refund of taxes previously paid and a portion will be available to carryforward to offset future California income taxes payable. Diamond recorded a tax benefit (net of Federal income tax impact) of $3.8 million to reflect these credits.
As of July 31, 2006, Diamond had approximately $35.6 million in cash and cash equivalents, no short-term borrowings, and 15.7 million common shares issued and outstanding. During the year ended July 31, 2006, cash provided by operations was approximately $34 million and approximately $19 million of cash was used to acquire certain net assets of Harmony Corporation and approximately $9 million of cash was used to acquire equipment.
Conference Call
Diamond will host a conference call and webcast today, September 20, 2006 at 4:30 p.m. Eastern Time to discuss fiscal fourth quarter and full year 2006 results and recent corporate developments. The dial-in number for the conference call is 800-257-1836 for domestic participants and 303-262-2194 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through September 27, 2006 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11071163#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.

Financial Statements
Diamond’s financial results for the three months and year ended July 31, 2006 and 2005 were as follows (in thousands, except per share amounts):

	Statements of Operations		Statements of Net Proceeds*
	Three months	Year	Three months	Year
	Ended	Ended	Ended	Ended
	July 31, 2006	July 31, 2006	July 31, 2005	July 31, 2005
Net sales and other revenues	$107,190	$477,205	$97,669	$462,548
Patronage inventory at beginning of period	—	—	(115,148)	(101,403)
Patronage inventory at end of period	—	—	67,152	67,152

Net sales (2006)/ Gross marketing pool proceeds (2005)	107,190	477,205	49,673	428,297
Cost of sales	91,603	409,039	43,653	191,387
Cost of sales-NRV amount	—	2,770	—	—

Total cost of sales	91,603	411,809	43,653	191,387

Gross margin (2006)/ Proceeds before operating expenses (2005)	15,587	65,396	6,020	236,910
Operating expenses:
Selling, general and administrative (including $1,195 and $3,992 for the three months and year ended July 31, 2006 of stock-based compensation)	10,690	37,046	8,081	33,188
Advertising	1,691	17,977	3,657	22,153
Other operating expenses	3,442	3,442	—	—

Total operating expenses	15,823	58,465	11,738	55,341

Income (loss) from operations (2006)/ Operating proceeds (deficiency) (2005)	(236)	6,931	(5,718)	181,569
Interest expense, net	84	295	1,197	4,433
Other expenses	(22)	310	2,480	2,725

Income (loss) before income tax benefit (2006)/ Proceeds (deficiency) before income tax benefit (2005)	(298)	6,326	(9,395)	174,411
Income tax benefit	(3,658)	(1,010)	(6,382)	(8,385)

Net income (2006)/ Net proceeds (deficiency) (2005)	$3,360	$7,336	$(3,013)	$182,796

Earnings per share:
Basic	$0.21	$0.47
Diluted	0.21	0.47
Shares used to compute earnings per share:
Basic	15,722	15,634
Diluted	15,722	15,653

*	Diamond conducted its business as an agricultural cooperative association prior to its initial public offering in July 2005. The financial statements for periods through July 31, 2005 include a statement of net proceeds prepared in accordance with GAAP for agricultural cooperative associations, rather than a statement of operations. Net proceeds are amounts distributable to member growers, and include net income or loss from sales of nuts other than walnuts. Net proceeds do not include any deduction for the cost of member walnuts sold during the period. Subsequent to July 31, 2005, Diamond’s financial statements are prepared in accordance with GAAP for companies that are not cooperative associations and include the cost of walnuts sold as part of cost of sales. EPS is not presented for periods in 2005 since the cooperative association consisted only of member interests and there were no shares outstanding.

Net sales were as follows (in thousands):

	Three months ended		Year ended
	July 31,		July 31,
	2006	2005	2006	2005
Culinary	$35,996	$31,342	$189,391	$164,183
Snack	16,633	7,348	40,743	21,559
Inshell	1,142	1,330	44,745	42,780

Total North American Retail	53,771	40,020	274,879	228,522
International	29,860	25,099	114,781	122,514
North American Ingredient/Food Service	23,203	31,330	84,475	107,029
Other	356	1,220	3,070	4,483

Total	$107,190	$97,669	$477,205	$462,548

Supplemental and Non-GAAP Financial Information
Diamond has provided the following supplemental and non-GAAP financial information for the three months and years ended July 31, 2006 and 2005, which excludes a one-time charge to cost of sales in the first quarter of fiscal 2006 as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as those inventories were sold, the amount charged to cost of goods sold was higher.
Furthermore, beginning August 1, 2005, Diamond’s cost basis for walnuts is the price it pays for walnuts. For the three months and year ended July 31, 2005, the following supplemental financial information, including estimated walnut acquisition costs, is presented for purposes of comparing Diamond’s financial results in 2006 to 2005. Estimated walnut acquisition costs are based on the “field price” reported by the California Statistical Office of the USDA National Agricultural Statistics Service, or CASS, for each related crop year. Diamond believes this information is the only available measure of industry-wide walnut acquisition costs. Diamond cannot determine an actual cost basis for walnuts acquired and sold in historical periods and has not undertaken any effort to validate the accuracy of the CASS statistics.
The non-GAAP financial information for 2006 also excludes the effects of stock based compensation; other operating expenses and a one-time income tax credit.

	Three months ended July 31,		Year ended July 31,
	2006	2005	2006	2005
Net sales and other revenues	$107,190	$97,669	$477,205	$462,548
Cost of sales	91,603	92,840	409,039	413,750

Gross margin	15,587	4,829	68,166	48,798
Operating expenses:
Selling, general and administrative	9,495	8,081	33,054	33,188
Advertising	1,691	3,657	17,977	22,153

Total operating expenses	11,186	11,738	51,031	55,341

Operating income	4,401	(6,909)	17,135	(6,543)
Interest expense, net	84	1,197	295	4,433
Other expenses	(22)	2,480	310	2,725

Income before income tax expense (benefit)	$4,339	$(10,586)	$16,530	$(13,701)

Reconciliations of GAAP to non-GAAP and supplemental information (in thousands, except per share amounts):

	Three months ended July 31,		Year ended July 31,
	2006	2005	2006	2005
GAAP cost of sales	$91,603	$43,653	$411,809	$191,387
Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—	—	(2,770)	—
Adjustment to convert walnut inventories from crop year pool and NRV accounting to cost basis accounting and to record estimated walnut cost of goods sold	—	49,187	—	222,363

Non-GAAP/supplemental cost of sales	$91,603	$92,840	$409,039	$413,750

GAAP selling, general and administrative expense	$10,690	$8,081	$37,046	$33,188
Adjustment for stock based compensation	(1,195)	—	(3,992)	—

Non-GAAP selling, general and administrative expense	$9,495	$8,081	$33,054	$33,188

GAAP other operating expenses	$3,442		$3,442
Adjustment to remove restructuring, contract termination costs and expenses related to income tax credit	(3,442)		(3,442)

Non-GAAP other operating expenses	$—		$—

GAAP income (loss) before income tax expense (benefit)	$(298)		$6,326
Adjustment for stock based compensation	1,195		3,992
Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—		2,770
Adjustment to remove restructuring, contract termination costs and expenses related to income tax credits	3,442		3,442

Non-GAAP income before income tax expense (benefit)	4,339		16,530

GAAP income tax expense (benefit)	(3,658)		(1,010)
Adjustment to reflect tax effect of Non-GAAP adjustments	1,948		4,286
Adjustment to remove benefit of income tax credits and other tax adjustments	3,533		3,667

Non-GAAP income tax expense	1,823		6,943

Non-GAAP net income	2,516		9,587

Non-GAAP EPS-diluted	$0.16		$0.61
Shares used in computing Non-GAAP EPS-diluted	15,722		15,653
About Diamond’s supplemental and non-GAAP Financial Measures. This release contains supplemental and non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond non-GAAP measures include the following adjustments:

•	Diamond excludes share-based compensation expense, including expense for stock options under SFAS 123(R) primarily because they are non-cash expenses that Diamond does not consider part of ongoing operating results when assessing the performance of the business, and excluding these expenses facilitates comparison of results for fiscal 2006 to prior periods. Diamond believes that because share-based compensation is non-cash in nature, excluding these amounts from non-GAAP EPS provides a more focused view of the business operations and improves comparability across periods. Share-based compensation is difficult to forecast, because the magnitude of the charge depends upon the volume and timing of equity grants — which are unpredictable and can vary dramatically from period to period — and other factors such as interest rates, the trading price and volatility of our common stock and employee terminations.
•	Diamond excludes a one-time charge that it incurred in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.
•	Diamond excludes the following other operating expenses: 1) restructuring expenses which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility; 2) the estimated costs of terminating two contracts, one with PG&E associated with Diamond’s cogeneration plant and one associated with terminating a former distributor in Germany; and 3) the professional service fees associated with the California Enterprise Zone tax credits for years prior to 2006 discussed below. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.
•	Diamond excludes the income tax benefit associated with California Enterprise Zone tax credits for years prior to 2006 amounting to approximately $5.8 million ($3.8 million net of Federal income tax impact) since these credits have a one time impact. Diamond’s management believes its on-going effective tax rate will be approximately 42% and reflects such tax rate in its non-GAAP financial information.
•	Diamond excludes the expense associated with terminating its administrative pension plan and a gain on the sale of its Lemont, Illinois facility for guidance purposes due to their non-recurring nature.
•	Diamond includes the estimated cost of walnuts received from members in 2005. Diamond’s management believes that information is useful to investors because Diamond’s financial statements for periods prior to July 31, 2005 did not include walnut acquisition costs which are now included in its financial statements. Accordingly, gross margins after this date are materially different than those reported in the historical cooperative financial statements.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non- GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (7) Our recent acquisition of assets from Harmony Foods Corporation, and the closing of a facility in Lemont, Illinois, could be more time-consuming than we expect or involve unexpected costs, and we may not realize expected synergies or cost savings from the acquisition. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.